UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-2

GMO Trust

(Exact Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No Fee Required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GMO trusT director election

This document is provided to assist GMO relationship managers in answering questions during oral conversations with GMO Trust shareholders and their respective advisers, plan-level fiduciaries/representatives and consultants regarding the proposed nominees for Trustees submitted to shareholders of all GMO Trust funds. This communication is for internal use only. It should not be distributed in whole or in part to anyone outside of GMO.

Summary Timeline

July 24	Record date (determines shareholders eligible to vote)
August 1	File Proxy Statement
August 6-8	E-delivery of proxy statement
August 12	Hard copy mailing
September 8	Last day to submit proxy
September 9	Shareholder meeting (virtual)

(1)	What is the reason for the election?

The purpose of the election is to replace the Trust’s former Trustee and Chairman, Donald Glazer, who sadly passed away in the fall of 2024.

(2)	If the purpose of the election is to replace Mr. Glazer, why are all of the trustees up for election?

The GMO Trust organizational documents suggest that all Trustees must be submitted for election by shareholders whenever there is a shareholder proxy for the election of trustees. Though not required by the Investment Company Act of 1940, the concept of putting all trustees up for election in this manner is not uncommon for mutual funds generally, which do not typically hold annual shareholder meetings.

(3)	How does the client vote via proxy?

The client can submit their proxy in three different ways:

By Internet: using the control number from the email/mailing, go to www.proxyvote.com or scan the supplied QR code. For those that received the proxy via email, click the “vote now” or similar link in the email.

By Telephone: using the control number from the email/mailing, call 1-800-690-6903 and follow the prompts.

By Mail: for those receiving hard copy mailing, check the appropriate box on the proxy card, sign and date the proxy card, return the proxy card in the envelope provided.

(4)	Who is the new trustee and how was he selected?

Following a search conducted by the Governance Committee of the Trust, which is comprised solely of the Trust’s independent trustees, Enrique Chang was selected and nominated to serve as trustee. The Governance Committee and Board were assisted in the process by a third-party executive search firm with experience in identifying qualified individuals to serve on boards of registered fund complexes.

Enrique Chang worked at Janus Henderson Investors from 2013 to 2022, serving in various capacities—Chief Investment Officer (2013-2016), President (2016-2017) and Global Chief Investment Officer (2017-2022). He led a global investment team managing global equities, global bonds, listed and private real estate, commodities, private equities, derivative and multi-asset strategies.

(5)	Who is entitled to vote?

Shareholders as of the record date (July 24, 2025) will be entitled to vote and submit a proxy. All shareholders are strongly encouraged to vote after receipt of the proxy statement and related proxy.

(6)	How many votes are needed to approve the election of each trustee?

The election is being held on a Trust-wide (not Fund-specific) basis. The minimum votes required to be cast in person or by proxy (quorum) is 40%. A nominee will be elected as a trustee if a quorum is achieved and he/she receives a plurality of the votes cast.

(7)	Why did I receive multiple emails/mailings?

Investors that hold multiple GMO Trust funds or that have registered their shares of a fund under multiple accounts (e.g., individual and trust) may receive multiple communications. Those investors will need to vote separately using the link/information provided in each email/mailing.

(8)	Who is paying for the costs of the proxy?

The Trust is bearing the costs of the proxy. They are not expected to be material to any fund.

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Inbound Information Agent Script

GMO TRUST

Meeting Date: September 9, 2025

Dedicated Toll-Free Number: 855-206-1063

INBOUND GREETING:

Thank you for calling the Broadridge Proxy Services Center for the GMO Trust, you are on a recorded line. My name is <Agent Name>. How may I assist you today?

IF UNSURE OF VOTING:

Would you like me to review the proposal(s) with you? <Once questions have been answered using the proxy materials provided, review the voting options available.>

IF NOT RECEIVED/REQUESTING MATERIAL TO BE RE-MAILED:

Mr./Ms. <shareholder’s last name>, if you would like to review the proxy statement, GMO Trust made it easy for you to review online at: https://www.gmo.com/americas/legal-and-compliance/

Should you have any questions once you have reviewed the material, please contact us at 1-855-206-1063 between the hours of 9:00am and 10:00pm Monday through Friday Eastern Time.

VOTING OPTIONS (REGISTERED AND BENEFICIAL):

To vote by Internet

1) Read the Proxy Statement and have the proxy ballot at hand.

2) Go to website www.proxyvote.com

3) Enter your control number, located in the box with the arrow next to it.

3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy ballot at hand.

2) Call the phone number listed on the top right of your ballot (1-800-690-6903)

3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.

2) Check the appropriate boxes on the proxy card.

3) Sign and date the proxy card.

4) Return the proxy card in the preaddressed, postage paid envelope provided

Should you have any questions, please contact us at 1-855-206-1063 between the hours of 9:00am and 10:00pm Monday through Friday Eastern Time.

© 2025 Broadridge Financial Solutions, Inc., Broadridge and the Broadridge logo are registered trademarks of Broadridge Financial Solutions, Inc.	Broadridge.com CONFIDENTIAL INFORMATION

PRE-RECORDED MESSAGES – CANNOT BE UPDATED

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Thank you for calling the Broadridge Proxy Services Center. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE:

Thank you for calling the Broadridge Proxy Services Center. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions about your Funds accounts, please contact your Investment professional. Thank you.

Call Center Hours of Operation:

Monday through Friday, 9AM to 10PM Eastern Time (ET).

© 2025 Broadridge Financial Solutions, Inc., Broadridge and the Broadridge logo are registered trademarks of Broadridge Financial Solutions, Inc.	Broadridge.com CONFIDENTIAL INFORMATION